Exhibit 99.1

CAPRICOR THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

ASSETS
	September 30, 2017	Pro-Forma Adjustments (1)	Pro-Forma September 30, 2017
CURRENT ASSETS
Cash and cash equivalents	$8,897,087		$8,897,087
Marketable securities	4,997,850		4,997,850
Restricted cash	610,175		610,175
Grant receivable	537,030		537,030
Prepaid expenses and other current assets	190,278		190,278

TOTAL CURRENT ASSETS	15,232,420		15,232,420

PROPERTY AND EQUIPMENT, net	394,031		394,031

OTHER ASSETS
Intangible assets, net of accumulated amortization of $183,990 at September 30, 2017	105,692		105,692
Other assets	61,396		61,396

TOTAL ASSETS	$15,793,539		$15,793,539

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued expenses	$1,264,325		$1,264,325
Accounts payable and accrued expenses, related party	99,903		99,903
Loan payable, current	14,155,857	(14,155,857)	-
Accrued interest, current	1,167,969	(1,167,969)	-

TOTAL CURRENT LIABILITIES	16,688,054	(15,323,826)	1,364,228

LONG-TERM LIABILITIES
CIRM liability	3,376,259		3,376,259

TOTAL LONG-TERM LIABILITIES	3,376,259		3,376,259

TOTAL LIABILITIES	20,064,313		4,740,487

COMMITMENTS AND CONTINGENCIES (NOTE 7)

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued and outstanding	-		-
Common stock, $0.001 par value, 50,000,000 shares authorized, 25,100,388 issued and outstanding at September 30, 2017	25,100		25,100
Additional paid-in capital	59,548,523		59,548,523
Accumulated other comprehensive income	8,593		8,593
Accumulated deficit	(63,852,990)	15,323,826	(48,529,164)

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	(4,270,774)	15,323,826	11,053,052

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$15,793,539		$15,793,539

(1) To reflect the forgiveness of the CIRM Loan Balance. This is comprised of $14,405,857 of principal plus accrued interest. $250,000 of such principal will be recorded subsequent to September 30, 2017. As such, the pro-forma adjustments only include the balance as of September 30, 2017.